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                                                                     EXHIBIT 5.1


                          [IMC GLOBAL INC. LETTERHEAD]


                               January 25, 1996



IMC Global Inc.
2100 Sanders Road
Northbrook, Illinois  60062


     Re:   Registration of 36,495,589 Shares of Common Stock
           and Associated Preferred Stock Purchase Rights
           -------------------------------------------------

Ladies and Gentlemen:

     I have acted as counsel to IMC Global Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-4 (the "Registration Statement") relating to the registration of 36,495,589 shares of Common Stock, $1.00 par value, of the Company (the "New Shares"), together with 36,495,589 Preferred Stock Purchase Rights (the "Rights") associated therewith, to be issued pursuant to the terms of the Agreement and Plan of Merger dated as of November 13, 1995 (the "Merger Agreement") among the Company, Bull Merger Company, a Delaware corporation and a wholly-owned subsidiary of the Company ("Sub"), and The Vigoro Corporation, a Delaware corporation ("Vigoro"), which provides for the merger (the "Merger") of Sub with and into Vigoro, with Vigoro surviving as a wholly-owned subsidiary of the Company. The terms of the Rights are set forth in the Rights Agreement dated as of June 21, 1989, as amended (the "Rights Agreement"), between the Company and The First National Bank of Chicago, as Rights Agent. At the effective time of the Merger, the outstanding shares of common stock, par value $.01 per share, of Vigoro (other than shares owned by IMC and its subsidiaries which will be cancelled) will be converted into New Shares, all as more fully set forth in the Merger Agreement.
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     I am familiar with the proceedings to date with respect to the proposed issuance of the New Shares and the Rights in the Merger and have examined such records, documents and questions of law, and satisfied myself as to such matters of law as I have considered relevant and necessary as a basis for this opinion. Based on the foregoing, it is my opinion that:

          1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

          2. The New Shares will be legally issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; and (ii) the Merger shall have become effective under the General Corporation Law of the State of Delaware.

          3. Each Right associated with a New Share will be legally issued when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Right shall have been duly issued in accordance with the terms of the Rights Agreement; and (iii) the associated New Shares shall have been duly issued as set forth in paragraph 2.

     The foregoing opinions are limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I express no opinion as to the application of the securities or blue sky laws of the various states to the sale of the Common Stock.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to me included in or made part of the Registration Statement.

                               Very truly yours,

                               Marschall I. Smith
                               ------------------------------
                               Marschall I. Smith
                               Senior Vice President,
                               Secretary and General Counsel
                               IMC Global Inc.

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